U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Bennett, Jr.                          Robert              William
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   (Last)                            (First)              (Middle)

2200 West Parkway Blvd
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                                    (Street)

Salt Lake City                        UT                    84119
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

FranklinCovey Co.; FC

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

Prior to 08/29/02

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
General Manager
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          (3)                                                         4,104.45
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Phantom Stock                                                                   Common
Units               1for 1   03/19/02  A         45           Immed.   (1)      Stock     45      2.622653  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   3/19/02  A         39           Immed    (1)      Stock      39     2.815556  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   3/19/02  A         39           Immed    (1)      Stock      39     2.835556  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   3/19/02  A         39           Immed    (1)      Stock      39     2.835484  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   4/29/02  A         40           Immed    (1)      Stock      40     2.989771  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   4/29/02  A         40           Immed    (1)      Stock      40     2.989771  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   4/29/02  A         41           Immed    (1)      Stock      41     2.989771  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   5/28/02  A         37           Immed    (1)      Stock      37     3.249018  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   5/28/02  A         37           Immed    (1)      Stock      37     3.249018  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   5/28/02  A         11           Immed    (1)      Stock      11     3.249018  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   6/11/02  A         33           Immed    (1)      Stock      33     3.466667  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   7/3/02   A         37           Immed    (1)      Stock      37     3.213864  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   7/16/02  A         46           Immed    (1)      Stock      46     2.564074  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   7/23/02  A         49           Immed    (1)      Stock      49     2.43      758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   7/31/02  A         37           Immed    (1)      Stock      37     2.807792  758 (2)  D
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Phantom Stock                                                                   Common
Units               1 for 1   8/21/02  A         24           Immed    (1)      Stock      24     2.433258  758 (2)  D
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Explanation of Responses:
(1) Under the terms of the FranklinCovey Co. Nonqualified Deferred Compensation Plan, the units may be settled in either cash or FranklinCovey Co. common stock at the election of the Reporting Person, following termination of the Reporting Person's employment with FranklinCovey Co.
(2) The purpose of this filing is to record all purchases prior to August 29, 2002.
(3) Reported below.

\S\ Robert W. Bennett                                           10/7/2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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